SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAY 28, 2004

(Date of Report (Date of earliest event reported))

HARKEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2841597 (I.R.S. employer identification number)

80 State Street, Suite 200

Southlake, Texas 76092

(817) 424-2424

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

580 WestLake Park Boulevard, Suite 650

Houston, Texas 77079

(281) 504-4000

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

On May 28, 2004, Harken Energy Corporation (the “Company”) completed a private placement financing transaction in which the Company sold to The Tail Wind Fund Ltd. and Solomon Strategic Holdings, Inc. (each a “Purchaser” and collectively, the “Purchasers”) for an aggregate purchase price of $5,000,000 in cash, 50,000 shares of the Company’s Series L Cumulative Convertible Preferred Stock (“Series L Preferred Stock”). Subject to the provisions of the Certificate of Designations of Series L Cumulative Convertible Preferred Stock (the “Certificate of Designations”), each share of Series L Preferred Stock is convertible into 72 shares of the common stock of the Company, $0.01 par value per share (the “Common Stock”) which amount is subject to customary adjustments as set forth in the Certificate of Designations. In addition, each share of Series L Preferred Stock has a liquidation preference of $100 per share and the following, increasing annual dividend rate:

From	To	Dividend Rate

May 28, 2004	May 28, 2007	4%

May 29, 2007	May 28, 2008	8%

May 29, 2008	May 28, 2009	9%

May 29, 2009	May 28, 2010	10%

May 29, 2010	May 28, 2011	11%

May 29, 2011	Redemption/Conversion	12%

In connection with the issuance of the Series L Preferred Stock, the Company also issued to the Purchasers warrants (the “Warrants”) to purchase an aggregate of up to 3,676,471 shares of the Company’s common stock at an exercise price equal to $0.68 per share.

The Company will use the proceeds of the financing for general working capital purposes and in the operation of the Company’s business.

The Company agreed to seek the registration with the Securities and Exchange Commission of the shares of Common Stock underlying the Series L Preferred Stock and the Warrants, together with shares of Common Stock issuable as dividends on the Series L Preferred Stock, by filing a resale registration statement with the Securities and Exchange Commission by July 12, 2004.

The full terms and conditions of the financing are set forth in the Preferred Stock Purchase Agreement, Certificate of Designations, form of warrants and Registration Rights Agreement, each of which is filed as an exhibit to this Form 8-K and incorporated herein by reference.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhbit No.

4.17	Preferred Stock Purchase Agreement, dated as of May 28, 2004.

4.18	Certificate of Designations of Series L Cumulative Convertible Preferred Stock.

4.19	Form of Warrant.

4.20	Registration Rights Agreement, dated as of May 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARKEN ENERGY CORPORATION (Registrant)

Date: June 4, 2004	By:	/s/ Elmer A. Johnston

Elmer A. Johnston Vice President, Secretary and General Counsel

List of Exhibits

Exhbit No.

4.17	Preferred Stock Purchase Agreement, dated as of May 28, 2004.

4.18	Certificate of Designations of Series L Cumulative Convertible Preferred Stock.

4.19	Form of Warrant.

4.20	Registration Rights Agreement, dated as of May 28, 2004.